PRESS RELEASE
Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	February 2, 2010
(804) 788-1824

MASSEY ENERGY REPORTS FOURTH QUARTER RESULTS,
INCREASES METALLURGICAL COAL OUTLOOK FOR 2010

Fourth Quarter Highlights

•	Net income totaled $24.4 million or $0.28 per diluted share
•	EBITDA totaled $123.3 million
•	Cash and cash equivalents increased $25.8 million to $665.8 million
•	Concluded safest year in Massey history
•	2010 metallurgical coal sales outlook increased to a range of 10 to 12 million tons
•	Year end total reserve base increased by 72 million tons

Richmond, Virginia, February 2, 2010 - Massey Energy Company (NYSE: MEE) today reported net income of $24.4 million or $0.28 per diluted share and EBITDA of $123.3 million for the fourth quarter of 2009.  The earnings were generated from produced coal revenue of $498.7 million.  By comparison, Massey generated net income of $47.7 million or $0.56 per diluted share and EBITDA of $144.3 million on produced coal revenue of $640.0 million in the fourth quarter of 2008.

Commenting on the Company’s fourth quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “We were pleased with our control of costs and our positive cash generation during the fourth quarter in spite of very difficult market and operating conditions.  We are pleased to have improved our market position, balance sheet and regional reserve position in 2009.  We look forward to continued improvement in all of these critical categories in 2010.”

The weak global economy and lower total energy demand from electric utilities and steelmakers weighed on the quarterly sales volumes.  In addition, weather, weather-related power outages and disruption of rail and ocean transport significantly impacted Massey’s operations.  Produced tons sold in the quarter totaled 7.8 million compared to 10.2 million in the fourth quarter of 2008.

“The shipping delays caused by the remnants of Hurricane Ida as it pounded the east coast of the United States in November were only exacerbated by the heavy snowfalls and extreme low temperatures of December,” Blankenship continued.  “The impacts of the adverse weather on mine operations and transportation and regulatory constraints prevented us from reaching our quarterly shipment targets.  However, other projections for revenue and costs per ton were within guidance tolerances.”

Massey’s fourth quarter operating cash margin per ton of $14.26 represented a decrease of 1 percent compared to the operating cash margin per ton of $14.42 reported in the fourth quarter of 2008.  The lower cash margin resulted as revenue per ton increased by 2 percent but average cash cost per ton increased by 3 percent.

Average produced coal revenue per ton for the fourth quarter of 2009 was $64.13 compared to $62.69 in the fourth quarter of 2008.  The improvement was driven by realized price increases for utility and industrial coal and an increase in the proportional mix of metallurgical coal sold during the quarter.

Average cash cost per ton for the fourth quarter was $49.87 compared to $48.27 in the fourth quarter of 2008.  The increase was due largely to higher fixed cost absorption on lower total tons sold during the period.

The results for the fourth quarter of 2009 included the impact of a $6.0 million reserve for bad debt.  The reserve was booked in other expense.

4th Quarter Comparative Statistics

	4th Qtr. 2009	3rd Qtr. 2009	4th Qtr. 2008

Produced tons (millions)	8.4	8.8	10.3
Produced tons sold (millions)	7.8	8.7	10.2
Produced coal revenue (millions)	$498.7	$535.5	$640.0
Produced coal revenue per ton	$64.13	$61.79	$62.69
Average cash cost per ton	$49.87	$49.81	$48.27
EBITDA (millions)	$123.3	$112.1	$144.3

For the full year 2009, Massey generated produced coal revenue of $2.3 billion and recorded net income of $104.4 million or $1.22 per diluted share.  This compares to $47.8 million in net income or $0.58 per diluted share in 2008.  Produced coal tons sold in 2009 totaled 36.7 million compared to 41.0 million in 2008.  Total tons produced for the full year 2009 were 38.0 million compared to 41.1 million in 2008.  EBITDA for the full year 2009 was $497.2 million compared to $386.1 million in the full year 2008.

The full year 2009 results included a $24.9 million non-cash gain from the Laurel Creek reserve and asset exchange which was recognized in the third quarter and was included in other income and $12.2 million in pretax income recognized in the first quarter from the receipt of black lung excise tax refunds.

The 2008 results included a pretax charge of $250.1 million related to a specific legal case that has since been concluded.

Full Year Comparative Statistics

	2009	2008

Produced tons (millions)	38.0	41.1
Produced tons sold (millions)	36.7	41.0
Produced coal revenue (millions)	$2,318.5	$2,559.9
Produced coal revenue per ton	$63.26	$62.50
Average cash cost per ton	$50.48	$46.65
EBITDA (millions)	$497.2	$386.1

Reconciliations for non-GAAP measures are provided in the attached notes to financial statements.

Liquidity and Capital Resources

Massey increased its cash and cash equivalents to $665.8 million at December 31, 2009 compared to $640.0 million at September 30, 2009 and $607.0 million at December 31, 2008.  In addition, the Company had $10.9 million invested in the Reserve Primary Fund at year end, which is classified as a short-term investment as the availability of these funds remains subject to the liquidation of the underlying assets of the Fund.   The Company had $98.4 million available under its asset-based revolving credit facility at December 31, 2009.

While increasing the cash balance, Massey reduced total debt by $5.2 million and net debt by $30.3 million during the fourth quarter of 2009.  For the full year, net debt was reduced by $98.9 million.

Massey repurchased $11.9 million face amount of its 3.25% convertible notes due 2015 during the fourth quarter of 2009.  Subsequent to the end of the 4th quarter (on January 4, 2010), Massey retired the remaining $21.9 million of the 6.625% senior notes due November of 2010.

Total debt at December 31, 2009 was $1,319.1 million compared to $1,312.2 million at December 31, 2008.  Massey's total debt-to-book capitalization ratio was 51.2 percent at December 31, 2009 compared to 53.8 percent at December 31, 2008.  After deducting available cash and short-term investments of $676.7 million and restricted cash of $121.5 million, net debt totaled $520.9 million at December 31, 2009 compared to $619.8 million at December 31, 2008. Total net debt-to-book capitalization was 29.3 percent at December 31, 2009 compared to 35.5 percent at December 31, 2008.  (December 31, 2008 amounts have been adjusted to conform with accounting guidance related to the Company’s 3.25% convertible notes, effective January 1, 2009.  See Note 10 to the attached financial statements.)

During the third quarter of 2009 Massey was required to post an appeal bond in the amount of $72 million in cash in relation to the Harman litigation.  During the fourth quarter of 2009, the West Virginia State Supreme Court, in a 4 to 1 decision, once again ruled in Massey’s favor in the case.  Following the decision, the plaintiffs filed a petition with the Court for reconsideration of their ruling.  Massey believes this petition has no merit and expects the posted cash bond will be returned to the Company once the court finalizes any action on the request.

Capital expenditures for the fourth quarter 2009 totaled $51.5 million compared to $204.5 million in the fourth quarter 2008.  For the full year 2009 CAPEX totaled $274.5 million compared to $736.5 million in 2008.

Depreciation, depletion and amortization (DD&A) was $63.6 million in the fourth quarter 2009 compared to $69.5 million in the fourth quarter 2008.  For the full year 2009 DD&A was $270.2 million compared to $257.4 million in the full year 2008.

Safety

Massey completed the safest year in Company history by achieving a non-fatal days lost (NFDL) incident rate of 1.67 in the full year 2009.  The Company’s previous best rate for a full year was 1.93, achieved in 2008.  By comparison, the bituminous coal industry average NFDL rate was 2.95 in 2008.

“We are extremely proud of our safety accomplishments in our operations,” said Massey’s President Baxter F. Phillips, Jr.   “Safety has long been our top priority.  Many of our operations worked the entire year without a single lost time incident.  We continue to make significant investments of time, personnel and capital to ensure that our mines are as safe as they can be and achieving this record low rate is a reflection of that commitment. ”

2009 was the sixth consecutive year and the seventeenth year in the past nineteen years in which Massey’s NFDL incident rate was better than the bituminous coal industry average.

Coal Market Overview

The global economic weakness that was prevalent throughout most of 2009 resulted in continuing weakness and uncertainty in world coal markets.  Coal contracting and shipment activities remained slow throughout the year.  Coal stockpiles increased during the first 3 quarters of 2009 as total electric power generation declined and switching to natural gas fired generation continued.  Total stockpile levels began to improve during the fourth quarter as more production cuts took effect and cold weather increased overall energy demand.

•
Coal burn at utilities in the Southeastern United States was down 18 percent in 2009 compared to the same period a year ago according to industry estimates.   The total burn of Central Appalachia coal decreased by an estimated 22 percent for the year.  These declines are due in part to lower overall electric power demand and increased use of natural gas for power generation purposes.

•
Receipts of coal at Southeastern utilities were estimated to be down 12 percent in 2009.  Even so, coal stockpiles in terms of tons increased by approximately 37 percent as total burn declined.  Receipts of Central Appalachia coal were estimated to have declined by 14 percent in 2009 as compared to 2008.

•
The Energy Information Administration (EIA) estimates that electric power sector coal consumption was down 10 percent in 2009 due to lower overall electric power demand and an increase in generation fueled by natural gas.

•	Steam coal export volumes by U.S. producers decreased 44 percent in 2009 compared to 2008 levels. Metallurgical coal exports declined 15 percent in the same period.
•
According to the World Steel Association, global crude steel output declined approximately 10 percent in 2009 as compared to 2008.  U.S. steel production was down approximately 35 percent in 2009 compared to 2008.

•
The EIA expects the coal industry to reduce total production by approximately 5 percent in 2010 as a result of continued weak domestic demand and higher than normal stockpiles.  According to EIA estimates, total U.S. coal production was down about 8 percent in 2009 and production in Central Appalachia was down about 14 percent in the same period.

Although full year market statistics were largely unfavorable, there were signs of market improvement in the fourth quarter of 2009:

•	Utility stockpiles of Central Appalachia coal declined by 8 percent during the fourth quarter of 2009 but were still nearly 48 percent higher than normal at year end.
•	Massey’s metallurgical coal customers significantly increased their nominations for coal deliveries in 2010.
•	Crude steel production in China was up 35 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008.
•
U.S. Steel production was up 14 percent in the fourth quarter of 2009 compared to the production levels in the fourth quarter of 2008.  The fourth quarter production levels represented a 7 percent increase over the third quarter of 2009.

•
China continued strong trends for coal imports.  In December, Chinese imports of metallurgical coal increased 22 percent over the month of November.  December imports of thermal coal increased 38 percent month over month.

•	Previously idled blast furnaces continue to restart in North America and Europe.
•
Natural gas prices have rebounded by over 100 percent since September 1, 2009 (September 1 through January 22, 2010) which we believe will increase the competitiveness of coal as the fuel of choice for electric power generation.

•	The EIA forecasts that total coal exports will increase by about 9 percent in 2010.

Massey continues to believe that the quality of Central Appalachia coal allows it to enjoy significant market diversity and its relative proximity to sea ports makes it a viable source of coal to fill the growing demand for energy throughout most of the world.  Further, Massey anticipates having opportunities to increase its market share in the Atlantic basin as rapid economic growth in Asia increases total energy demand and absorbs more of the coal exported from Australia and Africa.

Metallurgical Coal Capacity to be Increased

As a result of improving conditions in the global metallurgical coal markets, Massey now expects metallurgical coal shipments in the range of 10 to 12 million tons in 2010 compared to the previous estimate of 8 to 10 million tons as stated in the Company’s third quarter conference call with investors on October 28, 2009.

“We are increasingly positive about the strength of the metallurgical coal markets around the world,” said Blankenship. “Our customers are increasing their production plans and our order book for 2010 has increased. We believe the current and forecasted shortage of metallurgical coal makes this the right time to bring on additional production.”

In order to meet increasing customer demands, Massey is ramping up production at 7 metallurgical coal mines.  New underground mine sections will be added at Massey’s Mammoth and Inman resource groups with production expected to begin in March 2010.  Another section will be added at the Guyandotte resource group with production expected to begin in May 2010.  Additionally, production levels have been increased at 3 existing metallurgical coal mines at the Logan County Mine Services resource group and the Elk Run resource group.

Expansion at these 6 mines is in addition to the ongoing development of Massey’s Rowland property where a new resource group is planned.  An initial new deep mine is planned to begin production of low volatile coal in the second or third quarter of 2011 at an annualized rate of about 1.0 million tons.  Additional mines are planned to be constructed at the Rowland group over the next 18 to 24 months as market conditions warrant.  When complete, Massey expects the new resource group to produce approximately 2.0 million tons of low and mid volatile metallurgical coal annually.

Guidance Update

The Company expects full year 2010 produced coal shipments to be in the range of 37.0 to 41.0 million tons, with average produced coal realization now between $67.00 and $70.00 per ton.  The Company has approximately 39.6 million tons of coal committed for sale in 2010.  Of these, 33.8 million tons are sold and priced at an average price of approximately $64.00.  The sold and priced tons include 6.2 million tons of metallurgical coal.

Average cash cost per ton for the full year 2010 is expected to be in the range of  $49.00 to $52.00.  Other income is expected to be between $70.0 and $120.0 million.  Capital expenditures for 2010 are expected to be approximately $280 million including the capital for the initial stages of the Rowland development and the costs associated with the rebuilding of the Bandmill plant.

For 2011, Massey projects produced coal shipments in the range of 37.0 to 44.0 million tons with average produced coal realization between $70.00 and $76.00 per ton.  The Company has commitments for sales of 30.5 million tons of coal in 2011.  Of these, 21.4 million tons are sold and priced at an average price of approximately $68.00 per ton.  The sold and priced tons include 1.6 million tons of metallurgical coal.

Average cash cost per ton for the full year 2011 is expected to be in the range of $47.00 to $53.00.  Other income is expected to be between $20 and $100 million.  The Company expects capital expenditures in 2011 to be in the range of $200 to $300 million.

For 2012, Massey has commitments for produced coal shipments of 15.6 million tons.  Of these, 7.3 million tons are sold and priced at an average price of approximately $70.00 per ton.  The sold and priced tons include approximately 900,000 tons of metallurgical coal.

Changes to Company issued guidance are summarized below:

	2010		2011
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	37.0 to 41.0	37.0 to 41.0	37.0 to 44.0	37.0 to 44.0
Average Price/Ton	$64.00 to $67.00	$67.00 to $70.00	$64.00 to $71.50	$70.00 to $76.00
Cash Cost/Ton	$48.00 to $51.00	$49.00 to $52.00	$46.00 to $52.00	$47.00 to $53.00
CAPEX (approx)	$100 to $200	$280	$150 to $225	$200 to $300
Other Income	$50 - $100	$70 - $120	$20 to $100	$20 to $100

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the fourth quarter results and operations on Wednesday, February 3, 2010, at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through March 3, 2010.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; worldwide market demand for coal, electricity and steel; the successful completion of acquisition, disposition or financing transactions; future economic or capital market conditions; foreign currency fluctuations; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; competition among coal producers in the United States and internationally; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions or catastrophic weather-related damage; the Company’s ability to expand mining capacity; the Company’s production capabilities to meet market expectations and customer requirements; the Company’s ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; the successful implementation of the Company’s strategic plans and objectives for future operations and expansion or consolidation; the Company’s assumptions and projections concerning economically recoverable coal reserve estimates; the Company’s assumptions and projections regarding pension and other post-retirement benefit liabilities; the Company’s interpretation and application of accounting literature related to mining specific issues; failure to receive anticipated new contracts; the Company’s reliance upon and relationships with our customers and suppliers; the creditworthiness of the Company’s customers and suppliers; adjustments made in price, volume or terms to existing coal supply agreements; the Company’s ability to manage production costs, including labor costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for existing and planned operations; the availability and cost of credit, surety bonds, and letters of credit that the Company requires; the Company’s ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; the cost and availability of transportation for the Company’s produced coal; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; the lack of insurance coverage against all potential operating risk; and environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed on March 2, 2009, and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
		As Adjusted(2)		As Adjusted(2)
Revenues
Produced coal revenue	$498.7	$640.0	$2,318.5	$2,559.9
Freight and handling revenue	47.0	76.8	218.2	306.4
Purchased coal revenue	19.0	8.6	62.7	30.7
Other revenue	19.2	29.6	91.8	92.8
Total revenues	583.9	755.0	2,691.2	2,989.8

Costs and expenses
Cost of produced coal revenue	387.8	492.7	1,850.0	1,910.9
Freight and handling costs	47.0	76.8	218.2	306.4
Cost of purchased coal revenue	18.1	8.7	57.1	28.5
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	63.4	68.5	268.3	253.8
Selling, general and administrative	0.2	1.0	1.9	3.6
Selling, general and administrative	34.0	14.2	97.4	77.0
Other expense	6.7	0.8	8.7	3.2
Litigation (income) charge	-	(1.0)	-	250.1
Loss (gain) on financing transactions	0.2	(4.1)	0.2	5.0
(Gain) loss on derivative instruments	(33.2)	22.6	(37.6)	22.6
Total costs and expenses	524.2	680.2	2,464.2	2,861.1

Income before interest and taxes	59.7	74.8	227.0	128.7
Interest income	0.3	10.0	12.6	23.5
Interest expense(1), (2)	(26.1)	(25.2)	(102.3)	(96.8)
Loss on short-term investment	-	-	-	(6.5)
Income loss before taxes	33.9	59.6	137.3	48.9
Income tax expense(2)	(9.5)	(11.9)	(32.9)	(1.1)

Net income	$24.4	$47.7	$104.4	$47.8

Net income per share
Basic	$0.29	$0.56	$1.23	$0.58
Diluted	$0.28	$0.56	$1.22	$0.58

Shares used to calculate net income per share
Basic	85.3	84.8	85.0	81.8
Diluted	86.3	85.1	85.6	82.9

EBIT	$59.7	$74.8	$227.0	$128.7
EBITDA	$123.3	$144.3	$497.2	$386.1

(1) Interest expense for the three and twelve months ended December 31, 2009 includes non-cash interest expense in accordance with new accounting guidance related to our 3.25% convertible senior notes due 2015 ("3.25% Notes"), effective
January 1, 2009. See Note 8 below.
(2) Amounts for the three and twelve months ended December 31, 2008 have been adjusted in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009. See Note 8 below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Produced tons sold:
Utility	5.2	7.1	26.6	27.0
Metallurgical	1.9	2.1	7.4	9.9
Industrial	0.7	1.0	2.7	4.1
Total produced tons sold	7.8	10.2	36.7	41.0

Total tons produced	8.4	10.3	38.0	41.1

Produced coal revenue per ton sold:
Utility	$53.49	$52.29	$53.69	$49.92
Metallurgical	$91.16	$96.39	$95.93	$97.07
Industrial	$68.53	$66.01	$68.33	$61.78
Produced coal revenue per ton sold	$64.13	$62.69	$63.26	$62.50

Average cash cost per ton	$49.87	$48.27	$50.48	$46.65

Capital expenditures	$51.5	$204.5	$274.5	$736.5
Number of employees (at period end)	5,851	6,743	5,851	6,743

	December 31,	December 31,
	2009	2008
		As Adjusted(1)
ASSETS

Cash and cash equivalents	$665.8	$607.0
Short-term investment	10.9	39.4
Trade and other accounts receivable	131.6	233.2
Inventories	269.8	233.2
Income tax receivable	10.5	6.6
Other current assets	226.0	116.1
Net property, plant and equipment	2,344.8	2,297.7
Other noncurrent assets(1)	140.3	139.2

Total assets	$3,799.7	$3,672.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$23.5	$2.0
Accounts payable, principally trade and bank overdrafts	164.9	244.2
Payroll and employee benefits	63.6	57.0
Other current liabilities	192.9	201.0
Long-term debt(1)	1,295.6	1,310.2
Deferred taxes(1)	209.2	177.3
Pension obligations	55.6	63.3
Other noncurrent liabilities	538.1	490.8
Total liabilities	2,543.4	2,545.8

Total stockholders' equity(1)	1,256.3	1,126.6

Total liabilities and stockholders' equity	$3,799.7	$3,672.4

(1) Amounts at December 31, 2008 have been adjusted in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009. See Note 8 below.

Note 1:  The number of shares used to calculate basic net income per share is based on the weighted average outstanding shares of Massey during the respective periods.  The number of shares used to calculate diluted net income per share is based on the number of shares used to calculate basic net income per share plus the dilutive effect of stock options and other stock-based instruments held by our employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted net income per share in the three and twelve months ended December 31, 2009 and 2008, as such inclusion would result in antidilution.

Note 2:  Litigation (income) charge shown in Costs and expenses for the three and twelve months ended December 31, 2008, relates to an accrual initially recorded in the second quarter of 2008 in the amount of $245.3 million (pretax) for a specific legal action.  A reduction of $1.0 million (pretax) for accrued post-judgment interest was recorded in the fourth quarter of 2008 upon the final payment.  On May 22, 2008, the WV Supreme Court decided not to hear an appeal of the verdicts against us or our subsidiary Central West Virginia Energy Company (“CWVE”) that awarded damages in favor of Wheeling-Pittsburgh Steel Corporation and Mountain State Carbon, LLC in the amount of $219.9 million, comprised of $119.9 million compensatory and $100 million punitive damages (plus an additional $24 million of pre-judgment interest). On December 1, 2008, the United States Supreme Court decided not to hear the matter.  On December 2, 2008, a payment of $267.4 million was made to Wheeling-Pittsburgh for final settlement of the judgment, which included $50 million of cash previously used to support an appeal bond for this matter.

Note 3:  Loss (gain) on financing transactions shown in Cost and expenses for the three and twelve month ended December 31, 2009, relates to the $0.2 million loss recognized from the purchase of $11.9 million of our 3.25% convertible senior notes (“3.25% Notes”) on the open market.  Loss (gain) on financing transactions for the three and twelve months ended December 31, 2008, relates to the $4.1 million gain recognized from the purchase of $19.0 million of our 3.25% convertible senior notes on the open market during the three months ended December 31, 2008 and the $9.1 million of fees incurred for the tender offer on our 6.625% senior notes due 2010 ("6.625% Notes") during the three months ended September 30, 2008.  On August 19, 2008, we settled with holders of $311.5 million of the $335 million outstanding of 6.625% Notes, representing approximately 93.0% of the outstanding 6.625% Notes. On September 3, 2008, we settled with holders of an additional $1.6 million of the $335 million outstanding of the 6.625% Notes, who tendered their 6.625% Notes after the consent solicitation deadline.

Note 4:  (Gain) loss on derivative instruments shown in Costs and expenses for the three and twelve months ended December 31, 2009 and 2008, represents the net (gain) loss for certain coal contracts that meet the definition of a derivative instrument but do not qualify for the normal purchase normal sale exception. These contracts are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 5:  Loss on short-term investment reflects an impairment of our investment in the Reserve Primary Fund money market fund (a money market fund that suspended redemptions during September 2008 and is being liquidated). During the third quarter of 2008, we recorded a loss of $6.5 million, which represented the difference between cost and estimated fair value. At December 31, 2009, the estimated fair value of our investment in the Reserve Primary Fund was $10.9 million.

Note 6:  "EBIT" is defined as Income before interest and taxes. "EBITDA" is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in conformity with accounting principles generally accepted in the United States ("GAAP"), we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income	$24.4	$47.7	$104.4	$47.8
Plus: Income tax expense	9.5	11.9	32.9	1.1
Plus: Net interest expense and loss on
short-term investment	25.8	15.2	89.7	79.8
EBIT	59.7	74.8	227.0	128.7
Plus: Depreciation, depletion and amortization	63.6	69.5	270.2	257.4
EBITDA	$123.3	$144.3	$497.2	$386.1

	Three Months Ended September 30,
	2009
Net income	$16.5
Plus: Income tax expense	4.4
Plus: Net interest expense	24.9
EBIT	45.8
Plus: Depreciation, depletion and amortization	66.3
EBITDA	$112.1

Note 7:  "Average cash cost per ton" is calculated as Cost of produced coal revenue (excluding Selling, general and administrative expense (“SG&A”) and DD&A), divided by the number of produced tons sold. In order to conform more closely to common industry reporting practices, during the third quarter of 2009 we have changed our calculation of cash cost to exclude SG&A expense.  This change has been reflected in the presentation of data for both the current and comparative past reporting periods in this release. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Total costs and expenses	$524.2	$680.2	$2,464.2	$2,861.1
Less: Freight and handling costs	47.0	76.8	218.2	306.4
Less: Cost of purchased coal revenue	18.1	8.7	57.1	28.5
Less: Depreciation, depletion and
amortization	63.6	69.5	270.2	257.4
Less: Selling, general and administrative	34.0	14.2	97.4	77.0
Less: Other expense	6.7	0.8	8.7	3.2
Less: Litigation (income) charge	-	(1.0)	-	250.1
Less: Loss (gain) on financing transactions	0.2	(4.1)	0.2	5.0
Less: (Gain) loss on derivative instruments	(33.2)	22.6	(37.6)	22.6
Average cash cost	$387.8	$492.7	$1,850.0	$1,910.9

Average cash cost per ton	$49.87	$48.27	$50.48	$46.65

	Three Months Ended September 30,
	2009
Total costs and expenses	$595.8
Less: Freight and handling costs	52.5
Less: Cost of purchased coal revenue	18.4
Less: Depreciation, depletion and
amortization	66.3
Less: Selling, general and administrative	21.5
Less: Other expense	0.6
Less: Loss on derivative instruments	4.8
Average cash cost	$431.7

Average cash cost per ton	$49.81

Note 8: On January 1, 2009, new accounting guidance became effective relating to our 3.25% Notes. The guidance requires that issuers of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that reflects the company's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  Upon adoption, the provisions were retroactively applied, as required.  This resulted in $4.5 million and $18.4 million of additional non-cash interest expense recorded for the three and twelve months ended December 31, 2009, respectively, and $4.0 million and $6.9 million of additional non-cash interest expense recorded for the three and twelve months ended December 31, 2008, respectively. The discount associated with our 3.25% Notes will be amortized via the effective-interest method until the notes are carried at par value on their maturity date. Our debt is comprised of the following:

	December 31,	December 31,
	2009	2008
		As Adjusted
6.875% senior notes due 2013, net of discount	$756.8	$756.0
3.25% convertible senior notes due 2015, net of discount	526.5	517.6
6.625% senior notes due 2010	21.9	21.9
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	-	0.1
Capital lease obligations	4.3	7.0
Total debt	1,319.1	1,312.2
Less: Short-term debt	23.5	2.0
Total long-term debt	$1,295.6	$1,310.2

The adoption also impacted the historical accounting for our 3.25% Notes which resulted in the restatement of the Company’s Condensed Consolidated Income Statement for the three and twelve months ended December 31, 2008 and the Condensed Consolidated Balance Sheet as of December 31, 2008, as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2008	2008	2008	2008
	As Originally		As Originally
Condensed Consolidated Income Statement	Presented	As Adjusted	Presented	As Adjusted
(Gain) loss on financing tranactions	$(8.6)	$(4.1)	$0.5	$5.0
Total cost and expenses	675.7	680.2	2,856.6	2,861.1
Income before interest and taxes	79.3	74.8	133.2	128.7
Interest expense	(21.2)	(25.2)	(89.9)	(96.8)
Income before taxes	68.1	59.6	60.3	48.9
Income tax expense	(14.5)	(11.9)	(4.1)	(1.1)
Net income	53.6	47.7	56.2	47.8
Net income per share
Basic	$0.63	$0.56	$0.69	$0.58
Diluted	$0.63	$0.56	$0.68	$0.58

	December 31,	December 31,
	2008	2008
	As Originally
Condensed Consolidated Balance Sheet	Presented	As Adjusted
Other noncurrent assets	$142.6	$139.2
Total assets	3,675.8	3,672.4
Long-term debt	1,463.6	1,310.2
Deferred taxes	117.3	177.3
Total liabilities	2,639.2	2,545.8
Total shareholders’ equity	1,036.6	1,126.6
Total liabilities and shareholders’ equity	3,675.8	3,672.4

Note 9:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash (included in Other current assets).  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of our debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt. We adjusted the December 31, 2008 amounts in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009 (see Note 8).

	December 31,	December 31,
	2009	2008
		As Adjusted
Long-term debt	$1,295.6	$1,310.2
Plus: Short-term debt	23.5	2.0
Less: Cash and cash equivalents	665.8	607.0
Less: Short-term investment	10.9	39.4
Less: Restricted cash	121.5	46.0
Net debt	$520.9	$619.8

	Three Months Ended September 30,
	2009
Long-term debt	$1,322.7
Plus: Short-term debt	1.6
Less: Cash and cash equivalents	640.0
Less: Short-term investment	15.1
Less: Restricted cash	118.0
Net debt	$551.2

    Note 10:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 9) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios. We adjusted the December 31, 2008 amounts in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009 (see Note 8).

	December 31,	December 31,
	2009	2008
		As Adjusted
Long-term debt	$1,295.6	$1,310.2
Plus: Short-term debt	23.5	2.0
Total debt (numerator)	1,319.1	1,312.2

Plus: Total shareholders' equity	1,256.3	1,126.6
Book capitalization (denominator)	$2,575.4	$2,438.8

Total debt-to-book capitalization ratio	51.2%	53.8%

Net debt (from Note 9) (numerator)	520.9	619.8
Plus: Total shareholders' equity	1,256.3	1,126.6
Adjusted book capitalization (denominator)	$1,777.2	$1,746.4

Total net debt-to-book capitalization ratio	29.3%	35.5%

Note 11:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 7).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009		2008		2009		2008
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Produced coal revenue	$498.7	$64.13	$640.0	$$62.69	$2,318.5	$$63.26	$2,559.9	$62.50
Less: Average cash cost (from Note 7)	387.8	49.87	492.7	48.27	1,850.0	50.48	1,910.9	46.65
Operating cash margin	$110.9	$14.26	$147.3	$$14.42	$468.5	$$12.78	$649.0	$15.85

Note 12:  "Other income" is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Other revenue	$19.2	$29.6	$91.8	$92.8
Plus: Purchased coal revenue	19.0	8.6	62.7	30.7
Less: Cost of purchased coal revenue	18.1	8.7	57.1	28.5
Less: Other expense	6.7	0.8	8.7	3.2
Less: (Gain) loss on derivative instruments	(33.2)	22.6	(37.6)	22.6
Other income	$46.6	$6.1	$126.3	$69.2